[TEMPLE-INLAND LOGO]

NEWS
RELEASE

FOR IMMEDIATE RELEASE
CONTACT: Doyle R. Simons
         (512) 434-3737


      TEMPLE-INLAND INC. COMMENTS ON FIRST QUARTER EARNINGS


     AUSTIN, TEXAS, March 26, 2003 -- Temple-Inland Inc. announced today that first quarter 2003 results will decline from fourth quarter 2002 levels due to continued economic weakness, higher energy costs, disruptions from severe winter weather, higher pension expenses, initial costs related to previously-announced plans to lower costs through consolidation and supply chain initiatives, and costs associated with recent box plant closures.

     Relative to the fourth quarter 2002, the company expects the corrugated packaging operation to be negatively affected by approximately $15 million in higher energy costs and $7 million in higher pension expenses. In addition, lower linerboard and box prices will reduce operating income by approximately $4 million in the quarter.

     Building products operations are expected to be negatively affected compared with fourth quarter 2002 by approximately $3 million in higher energy costs, $2 million in higher pension expenses, $2 million due to weather-related production disruptions and fiber availability, and essentially no high-value land sales in the quarter. In addition, weaker markets and lower prices for particleboard and medium density fiberboard (MDF) negatively affected earnings and resulted in the temporary shutdown of the Mt. Jewett particleboard and the Clarion MDF facilities in the quarter.

     Financial services earnings are expected to be negatively affected in the quarter by a $3 million decline in income from real estate operations and a $4 million decline in income from mortgage banking activities. The provision for loan loss is expected to be in line with first quarter 2002 levels, but up approximately $8 million compared with fourth quarter 2002.

     Related to cost reduction initiatives, Temple-Inland expects to incur a $5 million charge in the first quarter in connection with the closure of the Elizabethton, Tennessee, and Hattiesburg, Mississippi, box plants. These plants are being closed to consolidate converting capacity and thereby improve the efficiency of the box plant system. The anticipated annual reduction in costs from these closures is approximately $6 million. Customers will be serviced by other Temple-Inland box plants. In addition, the company will incur initial expenses of $2 million associated with the previously-announced consolidation and supply chain initiatives, which are expected to result in annual savings and cost reductions of $60 million.

     As a result of these increased costs, lower operating income and one-time charges, Temple-Inland expects a first quarter 2003 net loss of between $0.30 and $0.40 per diluted share.

     "During the quarter, weak economic conditions compounded by lingering uncertainties over the war with Iraq continued to impact our businesses. In addition, higher energy costs and extreme weather conditions that impacted fiber costs, operational performance and distribution of goods, have negatively affected earnings so far this year. However, inventories remain at targeted levels, and we are beginning to see a modest pick-up in box demand compared with the seasonally slow January and February time period. Our containerboard mill operations are improving, which will allow us to capitalize on improvement in demand," commented Kenneth M. Jastrow, II, chairman and chief executive officer of Temple-Inland Inc.

     "We remain focused on lowering costs and are pleased with initial progress to date on consolidation and supply chain initiatives," concluded Jastrow.

Temple-Inland Inc. is a major manufacturer of corrugated packaging and building products, with a diversified financial services operation. The Company's 2.1 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiative (SFISM) program of the American Forest & Paper Association to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland's common stock
(TIN)  is  traded on the New York Stock Exchange and the  Pacific
Exchange. Temple-Inland's address on the World Wide Web is www.templeinland.com.

     This release contains forward-looking statements that involve risks and uncertainties. The actual results achieved by Temple-Inland may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Temple-Inland and its subsidiaries; competitive actions by other companies; changes in laws or regulations; the accuracy of certain judgments and estimates concerning the integration  of  Gaylord into  the  operations  of  the
     company;   the   accuracy  of  certain  judgments   and
     estimates concerning the company's consolidation and supply chain initiatives; and other factors, many of which are beyond the control of Temple-Inland and its subsidiaries.